Kraton Performance Polymers, Inc. Announces Fourth Quarter and Full Year 2011 Results

HOUSTON, Feb. 29, 2012 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter and year ended December 31, 2011.

2011 FOURTH QUARTER HIGHLIGHTS

  Sales volume was 62 kilotons
  Sales revenues increased 6% year-on-year to $304 million
  Net loss was $21 million in the fourth quarter 2011, compared to net income of $10 million in the fourth quarter 2010
  Net loss was $(0.66) per diluted share in the fourth quarter 2011
  Adjusted EBITDA(1) was a loss of $7 million (which includes the adverse impact of a $37 million  charge associated with raw material volatility), resulting in full-year Adjusted EBITDA of $194 million (which includes  the positive impact of a $66 million benefit associated with raw material volatility)

"Despite significant volatility in raw material prices throughout 2011 and the uncertain global economic environment in the second half of the year, Kraton reported full-year 2011 Adjusted EBITDA of $194 million, the second highest in the company's history," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "Although 2011 sales volumes were essentially flat with the prior year, reflecting the impact of customer destocking and competitive price dynamics in certain markets, we experienced volume growth in our more differentiated Cariflex™ and HSBC products. Furthermore, we were able to defend unit margins through continued implementation of our Price Right strategy as butadiene prices rose throughout much of the year, reaching record levels in the third quarter. Regarding our innovation results, in 2011 we proudly achieved a Vitality Index, reflecting the percentage of sales directly attributable to innovation sales commercialized in the prior 5 years, of 14.3%, a 137 basis point improvement from 2010," said Fogarty.

	Three Months Ended Dec. 31,		Years Ended Dec. 31,
(US $ in thousands, except per share amounts)	2011	2010	2011	2010
Revenues	$ 304,230	$ 288,165	$ 1,437,479	$ 1,228,425
Adjusted EBITDA(1)	$ (6,953)	$ 34,312	$ 194,327	$ 194,906
Net income (loss)(2)	$ (21,022)	$ 10,299	$ 90,925	$ 96,725
Net income (loss) per diluted share(2)	$ (0.66)	$ 0.32	$ 2.81	$ 3.07
Net cash provided by operating activities	$ 61,225	$ 34,622	$ 64,775	$ 55,360

(1)

Adjusted EBITDA is EBITDA excluding restructuring and related charges, non-cash compensation expenses and loss on the extinguishment of debt.  A reconciliation of Adjusted EBITDA to Net Income is included in the accompanying financial tables. We use the first-in, first out (FIFO) basis of accounting for inventory and cost of goods sold, and therefore gross profit and Adjusted EBITDA. In periods of raw material price volatility, reported results under FIFO will differ from what the results would have been if cost of goods sold were based on estimated current replacement cost (ECRC). Specifically, in periods of rising raw material costs, reported gross profit and Adjusted EBITDA will be higher under FIFO than under ECRC. Conversely, in periods of declining raw material costs, reported gross profit and Adjusted EBITDA will be lower under FIFO than under ECRC. In recognition of the fact that the cost of raw materials affects our results of operations, we provide the spread between FIFO and ECRC. Our reported gross profit and Adjusted EBITDA under FIFO was approximately $36.6 million and $8.1 million lower than what it would have been under ECRC for the fourth quarter 2011 and 2010, respectively. For the years ended December 31, 2011 and 2010, our reported gross profit and Adjusted EBITDA under FIFO was higher than what it would have been reported under ECRC by approximately $66.3 million and $12.1 million, respectively.

(2)

Net income for the three months ended December 31, 2010 includes charges associated with restructuring and related activities and costs associated with evaluating merger and acquisition transactions of approximately $3.7 million after tax or $0.12 per diluted share.   Net income for the year ended December 31, 2011 includes charges associated with restructuring and related activities, costs associated with debt refinancing, costs associated with the secondary offering of our common stock and costs associated with evaluating merger and acquisition transactions of approximately $9.8 million after tax or $0.31 per diluted share.  Net income for the year ended December 31, 2010 includes charges associated with restructuring and related activities, costs associated with the secondary offering of our common stock and costs associated with evaluating merger and acquisition transactions of approximately $5.4 million after tax or $0.17 per diluted share.

4Q 2011 VERSUS 4Q 2010 RESULTS

Sales revenues in the fourth quarter 2011 were $304.2 million, an increase of approximately $16.1 million or 5.6% compared to the fourth quarter 2010. The increase in sales revenues was primarily the result of price increases implemented in response to rising raw material costs of $36.6 million, partially offset by the $25.3 million impact of decreased sales volumes. Sales volume in the fourth quarter 2011 was 61.9 kilotons, a decrease of approximately 7.8%, compared to the fourth quarter 2010.

Adjusted EBITDA in the fourth quarter 2011 was a loss of $7.0 million, or 2.3% of revenue, compared to income of $34.3 million, or 11.9% of revenue in the fourth quarter 2010. Fourth quarter 2011 Adjusted EBITDA was $36.6 million lower under the FIFO basis of accounting under which we report our financial results than it would have been on an ECRC basis, and fourth quarter 2010 Adjusted EBITDA was $8.1 million lower under the FIFO basis of accounting than it would have been on an ECRC basis.

Our effective tax rates for the three months ended December 31, 2011 and 2010 were (31.2)% and 8.5%, respectively. Excluding the release of our valuation allowance, our effective tax rates for the three months ended December 31, 2011 and 2010 would have been (29.8)% and 31.1%, respectively.

Fourth quarter 2011 net loss was $21.0 million or $0.66 per diluted share, compared to the fourth quarter 2010 net income of $10.3 million or $0.32 per diluted share. The impact of the release of our valuation allowance increased diluted earnings per share by $0.01 and $0.08 for the quarters ended December 31, 2011 and 2010, respectively.

End Use Market Information

In 2011 we realigned the reporting structure of our core end use markets. The Emerging Businesses end use, which previously was comprised primarily of Cariflex™ isoprene rubber and isoprene rubber latex sales, has been renamed Cariflex, and IR sales previously reported in our Advanced Materials and in our Adhesives, Sealants and Coatings end use markets are now reported in the Cariflex end use. Additionally, sales of lubricant additives, which were previously not included in our four core end uses, are now reported in our Adhesives, Sealants and Coatings end use. This realignment has been applied to 2011 and prior periods discussed below.

Advanced Materials

Sales revenue in our Advanced Materials end use market decreased $6.9 million or approximately 7.6% in the fourth quarter 2011 compared to the fourth quarter 2010. Sales revenue decreased primarily due to lower sales volumes resulting from conservative inventory management practices by customers in the face of declining raw material prices. The impact of lower sales volume was partially offset by global price increases implemented earlier in the year in response to rising raw material costs..

Adhesives, Sealants and Coatings

Sales revenue in our Adhesives, Sealants and Coatings end use market increased $11.8 million or approximately 11.7% in the fourth quarter 2011 compared to the fourth quarter 2010. Sales revenue increased primarily due to global price increases implemented primarily in response to rising feedstock costs. Sales volume was flat year-on-year despite the challenging economic environment.

Paving and Roofing

Sales revenue in our Paving and Roofing end use market increased $14.5 million or approximately 23.0% in the fourth quarter 2011 compared to the fourth quarter 2010. The increase was primarily due to global price increases implemented primarily in response to rising raw material prices and growth in global paving volumes, principally in Europe. Sales volumes were negatively impacted by declines in global roofing activity, primarily in Europe and North America.

Cariflex™

Sales revenue in our Cariflex™ end use market decreased $4.6 million or approximately 15.3% in the fourth quarter 2011 compared to the fourth quarter 2010. More than one hundred percent of the year-on-year revenue decrease was due to a significant purchase of Cariflex isoprene rubber in the fourth quarter 2010 by an existing customer that elected to increase its stock position as we were transitioning our isoprene rubber manufacturing capacity from Pernis, the Netherlands, to Belpre, Ohio. The year-on-year revenue decrease was partially offset by continued growth of innovation volumes of Cariflex isoprene rubber latex, which is used primarily in surgical glove and condom applications. On a full-year basis, Cariflex revenue continued to grow, increasing 8.1% to $99.3 million in 2011 compared to $91.9 million in 2010.

FY 2011 VERSUS FY 2010 RESULTS

Sales revenues in 2011 were $1,437.5 million, an increase of approximately $209.1 million or 17.0% compared to 2010. The increase in sales revenues compared to 2010 was primarily the result of global product sale price increases of $177.8 million, which were implemented primarily in response to rising raw material costs and to changes in foreign currency exchange rates, partially offset by the $15.3 million impact of decreased sales volumes. Full year 2011 sales volume was 303.0 kilotons, a decrease of 1.3% compared to 2010.

Adjusted EBITDA in 2011 was $194.3 million or 13.5% of revenue, compared to $194.9 million or 15.9% of revenue in 2010. Adjusted EBITDA in 2011 was $66.3 million higher under the FIFO basis of accounting under which we report our financial results than it would have been on an ECRC basis, and 2010 Adjusted EBITDA was $12.1 million higher under the FIFO basis of accounting than it would have been on an ECRC basis.

Our effective tax rates for the years ended December 31, 2011 and 2010 were 0.6% and 13.5%, respectively. Excluding the release of our valuation allowance, our effective tax rates for the years ended December 31, 2011 and 2010 would have been 19.5% and 33.9%, respectively.

Net income was $90.9 million or $2.81 per diluted share for the year ended December 31, 2011, compared to net income of $96.7 million or $3.07 per diluted share for the year ended December 31, 2010. The impact of the release of our valuation allowance increased diluted earnings per share by $0.54 and $0.73 for the years ended December 31, 2011 and 2010, respectively. Our earnings per diluted share for the year ended December 31, 2011 were negatively impacted by approximately $0.31 per diluted share associated with restructuring costs and other non-recurring charges, and our earnings per diluted share for the year ended December 31, 2010 were negatively impacted by approximately $0.17 per diluted share associated with restructuring costs and other non-recurring charges.

CASH FLOW

During the fourth quarter of 2011, net cash provided by operating activities was $61.2 million, compared to net cash provided by operating activities of $34.6 million in the fourth quarter of 2010 and cash used in operating activities of $10.7 million in the third quarter of 2011. Net cash provided by operating activities was $64.8 million and $55.4 million for the years ended December 31, 2011 and 2010, respectively. Net capital expenditures in the fourth quarter 2011 were $14.8 million versus $23.3 million in the fourth quarter 2010 and $13.5 million in the third quarter 2011. Net capital expenditures were $64.4 million compared to $55.6 million for the years ended December 31, 2011 and 2010, respectively.

ASIA HSBC EXPANSION

In the fourth quarter we advanced plans to expand HSBC capacity in Asia with Formosa Petrochemical Corporation. Currently, we are conducting an engineering estimate for the project, which we expect will be completed in March 2012 and will provide data to estimate narrower ranges of total project cost and timing. At this time we anticipate the total project cost estimate will reflect at least $200 million. The increase from the previously estimated range of $165 to $200 million results principally from an expanded project scope as well as a more detailed assessment of site-specific requirements since entering the framework agreement with Formosa. We are currently targeting to have the plant operational in the first half of 2014.

OUTLOOK

Prices for our primary raw materials were volatile in 2011 as evidenced by the increase in the North American contract price for butadiene from $0.86 per pound in December 2010 to a high of $1.77 per pound in August 2011. Butadiene prices declined in the fourth quarter of 2011, with the North American contract price ending the year at $0.98 per pound. Due to capacity outages in the first quarter 2012 and other supply/demand fundamentals, the price of butadiene has increased in early 2012, with the February North American contract price for butadiene at $1.19 per pound. We currently expect that the cost of our raw materials will continue to increase into the second quarter 2012.

Although the global economy has yet to recover, and despite recent increases in raw material prices, we are encouraged by customer order patterns experienced in the first two months of the first quarter. As a result, we remain optimistic about the outlook for the full year as we continue to work with our customers to penetrate new market applications with Kraton.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and companies in our industry. Further, management uses these measures to evaluate operating performance; our executive compensation plan bases incentive compensation payments on our EBITDA performance; and our long-term debt agreements use EBITDA (with additional adjustments) to measure our compliance with certain financial covenants such as leverage and interest coverage. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. Some of these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our ongoing performance, and you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday, March 1, 2012 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full-year 2011 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on March 1, 2012 through 11:59 p.m. Eastern Time on March 15, 2012. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-284-5340 and International callers dial 402-998-1028.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company, offers approximately 800 products to more than 800 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding our "outlook", costs, timing and plans related to our planned joint venture with Formosa Petrochemical Corporation and the related facility and expected FIFO inventory charges.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in "Part I. Item 1A. Risk Factors" contained in our Annual Report on 10-K, as filed with the Securities and Exchange Commission and as subsequently updated in our Quarterly Reports on Form 10-Q, and include the following risk factors: conditions in the global economy and capital markets; our reliance on LyondellBasell Industries for the provision of significant operating and other services ; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; the possibility that our products infringe on the intellectual property rights of others; seasonality in our business, particularly for Paving and Roofing end uses; financial and operating constraints related to our potentially substantial level of indebtedness; the inherently hazardous nature of chemical manufacturing; product liability claims and other lawsuits arising from environmental damage, personal injuries or other damage associated with chemical manufacturing; political and economic risks in the various countries in which we operate; the inherently hazardous nature of chemical manufacturing; health, safety and environmental laws, including laws that govern our employees' exposure to chemicals deemed harmful to humans; regulation of our customers, which could affect the demand for our products or result in increased compliance costs; customs, international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; fluctuations in currency exchange rates; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; our planned joint venture in Asia is subject to risks and uncertainties; Delaware law and some provisions of our organizational documents make a takeover of our company more difficult; our policy of not paying dividends; our status as a holding company dependent on dividends from our subsidiaries; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information in light of new information or future events. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton's periodic filings with the Securities and Exchange Commission.

(Logo: http://photos.prnewswire.com/prnh/20100728/DA42514LOGO)

For Further Information:
Investors: H. Gene Shiels 281-504-4886

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three months ended December 31,
	2011	2010
Sales revenues	$ 304,230	$ 288,165
Cost of goods sold	284,744	228,793

Gross profit	19,486	59,372

Operating expenses
Research and development	7,725	5,947
Selling, general and administrative	20,685	23,652
Depreciation and amortization	15,816	13,178

Total operating expenses	44,226	42,777

Earnings of unconsolidated joint venture	673	170
Interest expense, net	6,500	5,506

Income (loss) before income taxes	(30,567)	11,259
Income tax expense (benefit)	(9,545)	960

Net income (loss)	$ (21,022)	$ 10,299

Earnings (loss) per common share
Basic	$ (0.66)	$ 0.33
Diluted	$ (0.66)	$ 0.32

Weighted average common shares outstanding
Basic	31,892	31,147
Diluted	31,892	31,910

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Years ended December 31,
	2011	2010
Sales revenues	$ 1,437,479	$ 1,228,425
Cost of goods sold	1,121,293	927,932

Gross profit	316,186	300,493

Operating expenses
Research and development	27,996	23,628
Selling, general and administrative	101,606	92,305
Depreciation and amortization	62,735	49,220

Total operating expenses	192,337	165,153

Loss on extinguishment of debt	2,985	0
Earnings of unconsolidated joint venture	529	487
Interest expense, net	29,884	23,969

Income before income taxes	91,509	111,858
Income tax expense	584	15,133

Net income	$ 90,925	$ 96,725

Earnings per common share
Basic	$ 2.85	$ 3.13
Diluted	$ 2.81	$ 3.07

Weighted average common shares outstanding
Basic	31,786	30,825
Diluted	32,209	31,379

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except par value)

	December 31, 2011	December 31, 2010
ASSETS

Current assets
Cash and cash equivalents	$ 88,579	$ 92,750
Receivables, net of allowances of $549 and $947	142,696	136,132
Inventories of products, net	394,796	325,120
Inventories of materials and supplies, net	9,996	9,631
Deferred income taxes	2,140	0
Other current assets	27,328	38,749

Total current assets	665,535	602,382

Property, plant and equipment, less accumulated depreciation of $281,442 and $252,387	372,973	365,366
Identifiable intangible assets, less accumulated amortization of $58,530 and $50,123	66,184	70,461
Investment in unconsolidated joint venture	13,350	13,589
Debt issuance costs	11,106	3,172
Other long-term assets	24,608	25,753

Total assets	$ 1,153,756	$ 1,080,723

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$ 7,500	$ 2,304
Accounts payable-trade	88,026	86,699
Other payables and accruals	51,253	60,782
Deferred income taxes	0	595
Due to related party	14,311	19,264

Total current liabilities	161,090	169,644
Long-term debt, net of current portion	385,000	380,371
Deferred income taxes	6,214	14,089
Other long-term liabilities	83,658	64,242

Total liabilities	635,962	628,346

Stockholders' equity
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 32,092 shares issued and outstanding at December 31, 2011; 31,390 shares issued and outstanding at December 31, 2010	321	314
Additional paid in capital	347,455	334,457
Retained earnings	187,636	96,711
Accumulated other comprehensive income (loss)	(17,618)	20,895

Total stockholders' equity	517,794	452,377

Total liabilities and stockholders' equity	$ 1,153,756	$ 1,080,723

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Years ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 90,925	$ 96,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,735	49,220
Amortization of debt issuance costs	6,722	2,071
(Gain) loss on disposal of fixed assets	90	(54)
Loss on extinguishment of debt	2,985	0
Gain on settlement of insurance note payable	0	(131)
Reclassification of gain on interest rate swap into earnings	0	(450)
Net distributed earnings from unconsolidated joint venture	(14)	(84)
Deferred income tax expense (benefit)	(10,461)	6,389
Share-based compensation	5,459	3,472
Decrease (increase) in
Accounts receivable	(7,704)	(22,315)
Inventories of products, materials and supplies	(74,965)	(46,711)
Other assets	7,841	(24,871)
Increase (decrease) in
Accounts payable-trade, other payables and accruals, and other long-term liabilities	(12,727)	(6,055)
Due to related party	(6,111)	(1,846)

Net cash provided by operating activities	64,775	55,360

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(60,311)	(53,435)
Purchase of software	(4,129)	(2,242)
Proceeds from sale of property, plant and equipment	0	30

Net cash used in investing activities	(64,440)	(55,647)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	400,000	69,000
Repayment of debt	(393,160)	(71,304)
Proceeds from issuance of common stock	0	11,197
Costs associated with the issuance of common stock	0	(534)
Proceeds from the exercise of stock options	8,271	7,974
Proceeds from insurance note payable	4,734	3,518
Repayment of insurance note payable	(4,734)	(3,387)
Debt issuance costs	(15,231)	0

Net cash provided by (used in) financing activities	(120)	16,464

Effect of exchange rate differences on cash	(4,386)	7,282

Net increase (decrease) in cash and cash equivalents	(4,171)	23,459
Cash and cash equivalents, beginning of period	92,750	69,291

Cash and cash equivalents, end of period	$ 88,579	$ 92,750

Supplemental disclosures
Cash paid during the period for income taxes, net of refunds received	$ 6,817	$ 4,625
Cash paid during the period for interest, net of capitalized interest	$ 22,829	$ 23,723

KRATON PERFORMANCE POLYMERS, INC. EBITDA AND ADJUSTED EBITDA (In thousands) We reconcile net income (loss) to EBITDA and Adjusted EBITDA as follows:

	Three months ended December 31,
	2011	2010
Net income (loss)	$ (21,022)	$ 10,299
Add (deduct):
Interest expense, net	6,500	5,506
Income tax expense (benefit)	(9,545)	960
Depreciation and amortization expenses	15,816	13,178

EBITDA	$ (8,251)	$ 29,943
Add:
Restructuring and related charges (a)	35	3,733
Non-cash compensation expenses	1,263	636

Adjusted EBITDA	$ (6,953)	$ 34,312

(a)

Restructuring and related charges consisted primarily of consulting fees, severance expenses, and other charges associated with the restructuring of our European organization and charges associated with evaluating merger and acquisition transactions. The restructuring and related charges were recorded as selling, general and administrative expenses in our Condensed Consolidated Statements of Operations for the three months ended December 31, 2011 and 2010.

KRATON PERFORMANCE POLYMERS, INC. EBITDA AND ADJUSTED EBITDA (In thousands) We reconcile net income to EBITDA and Adjusted EBITDA as follows:

	Years ended December 31,
	2011	2010
Net income	$ 90,925	$ 96,725
Add (deduct):
Interest expense, net	29,884	23,969
Income tax expense	584	15,133
Depreciation and amortization expenses	62,735	49,220

EBITDA	$ 184,128	$ 185,047
Add:
Restructuring and related charges (a)	1,755	6,387
Non-cash compensation expenses	5,459	3,472
Loss on extinguishment of debt	2,985	0

Adjusted EBITDA	$ 194,327	$ 194,906

(a)

Restructuring and related charges consisted primarily of consulting fees, severance expenses, and other charges associated with the restructuring of our European organization, expenses associated with the March 2011 secondary public offering of our common stock, and charges associated with evaluating merger and acquisition transactions. The restructuring and related charges were recorded as selling, general and administrative for the years ended December 31, 2011 and 2010.